Exhibit 99.1

TIFFANY & CO.

NEWS RELEASE

Fifth Avenue & 57th Street	Contacts:
New York, N.Y. 10022	James N. Fernandez

(212) 230-5315

Mark L. Aaron

(212) 230-5301

TIFFANY REPORTS SECOND QUARTER RESULTS;

EARNINGS OF $0.46 PER SHARE EXCEED EXPECTATIONS

New York, N.Y., August 28, 2009 – Tiffany & Co. (NYSE: TIF) today reported financial results for its second quarter ended July 31, 2009. Sales and net earnings were below last year but exceeded expectations, and management increased its outlook for the full year accordingly.

Michael J. Kowalski, chairman and chief executive officer, said, “While economic and retail conditions remain challenging, we were encouraged to see many stores achieving either smaller year-over-year rates of sales declines or modest sales growth compared with the past two quarters. More importantly, Tiffany’s strong financial and operating position allows us to continue to expand our global presence in pursuit of robust, long-term growth.”

Net sales in the second quarter declined 16% to $612.5 million. On a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net sales declined 14% and comparable store sales declined 16% (see attached “Non-GAAP Measures” schedule).

Net sales in the six-month (first half) period ended July 31, 2009 declined 19% to $1,130.1 million. On a constant-exchange-rate basis, net sales and comparable store sales declined 16% and 18%.

In the second quarter, net earnings from continuing operations were $56.7 million, or $0.46 per diluted share, compared with $82.6 million, or $0.64 per diluted share, in the prior year. Net earnings and net earnings per diluted share were $56.8 million and $0.46, versus $80.8 million and $0.63 in the prior year. Net earnings in 2009 include $0.07 per diluted share of non-recurring income related to a loan recovery and tax reserve adjustments (see below).

In the first half, net earnings from continuing operations were $84.2 million, or $0.68 per diluted share, compared with last year’s $149.2 million, or $1.16 per diluted share. Net earnings and net earnings per diluted share were $81.1 million and $0.65, versus $145.2 million and $1.13 in the prior year.

Beginning in the second quarter of 2009, financial results for the Iridesse subsidiary are classified as discontinued operations in the statement of earnings for the current and prior year periods.

Net sales by segment were as follows:

•

In the Americas, sales declined 23% to $324.9 million in the second quarter and 27% to $583.9 million in the first half. Comparable U.S. store sales declined 27% in the second quarter and 30% in the first half; comparable branch store sales declined 26% and 29%, while sales in the New York flagship store declined 30% and 36%. Combined Internet and catalog sales in the U.S. declined 8% in the second quarter and 12% in the first half.

•

In the Asia-Pacific region, sales in the second quarter declined 1% to $211.9 million as sales growth in most countries was offset by a decline in Japan. Sales in the first half declined 5% to $413.4 million. On a constant-exchange-rate basis, sales declined 3% in the second quarter and 5% in the first half, with comparable store sales declining 4% and 7%. During the quarter, the Company opened stores in Hong Kong (Canton Road) and Ikebukuro, Japan, and relocated a store in Kagoshima, Japan.

•

In Europe, sales decreased 4% to $68.3 million in the second quarter and 6% to $123.9 million in the first half. On a constant-exchange-rate basis, sales rose 13% and 15% in the quarter and half, due to incremental sales from new stores and broad-based comparable store sales growth of 5% and 4%.

•

The Company operated 211 TIFFANY & CO. stores and boutiques at July 31, 2009 (88 in the Americas, 99 in Asia-Pacific and 24 in Europe), versus 196 locations a year ago (82 in the Americas, 95 in Asia-Pacific and 19 in Europe).

•	Other sales declined 66% to $7.4 million in the second quarter and 72% to $9.0 million in the first half due to reduced demand for diamonds in the wholesale market.

Other financial highlights were:

•

Gross profit as a percentage of net sales (gross margin) was 55.1% in the second quarter and 55.5% in the first half, compared with 57.8% and 57.5% in the prior year. The declines were due to higher product costs.

•

Selling, general and administrative (SG&A) expenses in the second quarter and first half were 14% and 15% below the prior year. These savings were due to reduced staffing and marketing costs, as well as lower variable costs tied to the sales declines. In the quarter, the Company recovered and recorded a $4.4 million gain ($0.02 per diluted share after tax) related to a loan made to Tahera Diamond Corp. for which an impairment charge had been recorded in fiscal 2007.

•	Interest and other expenses, net were higher in the second quarter and first half primarily due to increased interest expense related to issuances of long-term debt.

•

The effective income tax rate was 26.7% in the second quarter and 32.4% in the first half, compared with 36.9% and 36.8% in the prior year. Effective income tax rates in 2009 were affected by the recording of favorable reserve adjustments at the conclusion of certain tax audits; these adjustments benefited net earnings by $0.05 per diluted share in the quarter. The Company now expects an effective income tax rate of approximately 34% for the full year.

•	Accounts receivable at July 31, 2009 were 23% below the prior year as a result of lower sales.
•

Net inventories at July 31, 2009 were 2% above the prior year. However, consistent with management’s objective, net inventories have declined 4% since the beginning of the fiscal year. Management continues to project a single-digit percentage decline for the full year.

•

The Company’s balance sheet liquidity at July 31, 2009 included: cash and cash equivalents of $333.6 million (versus $152.2 million a year ago) and total short-term borrowings and long-term debt of $751.7 million (versus $639.2 million a year ago). The increase in debt included $400 million of new long-term debt issued in the past year, a portion of which has been used to retire maturing debt.

Mr. Kowalski added, “We are pursuing a more modest pace of store expansion this year, in light of economic conditions, but will nevertheless increase the number of Company-operated stores by about 6%. We’re enjoying successful launches of new products, highlighted by our KEYS jewelry collection. And we’ve improved our cost structure to maintain a healthy level of profitability and strong liquidity. Most important, we believe the current environment provides opportunity for significant gains in market share and we remain excited about Tiffany’s long-term prospects.”

2009 Outlook:

Sales trends in August are meeting management’s expectation. For the full year (based on assumptions that may or may not prove valid), management now expects: (i) a worldwide sales decline of approximately 10%, including regional sales declines of: (a) a mid-teens percentage in the Americas, (b) a low-single-digit percentage in the Asia-Pacific region, (c) a low-single-digit percentage in Europe, as well as (d) a 50% decline in Other sales; (ii) a decline in the operating margin (when the prior year is adjusted to exclude one-time items) due to both a lower gross margin and the anticipated sales de-leverage effect on fixed costs, partly offset by savings tied to staff reductions and other cost-related initiatives; (iii) interest and other expenses, net of approximately $50 million; (iv) an effective income tax rate of approximately 34%; and (v) net earnings from continuing operations of $1.65 - $1.75 per diluted share (versus the previous forecast of $1.50 - $1.60 per diluted share).

Today’s Conference Call

The Company will host a conference call today at 8:30 a.m. (Eastern Time) to review these actual results and its outlook. Investors may listen at http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement

The Company expects to report its third quarter results on Wednesday, November 25, 2009 with a conference call at 8:30 a.m. (Eastern Time) that day. To receive notifications of conference calls and news release alerts, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, operating margin, earnings, inventories and cash flow. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s 2008 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

# # #

TIFFANY & CO. AND SUBSIDIARIES

(Unaudited)

NON-GAAP MEASURES

The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

The Company’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Second Quarter 2009 vs. 2008			First Half 2009 vs. 2008
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	(16)%	(2)%	(14)%	(19)%	(3)%	(16)%
Americas	(23)%	(1)%	(22)%	(27)%	(1)%	(26)%
U.S.	(25)%	-	(25)%	(28)%	-	(28)%
Asia-Pacific	(1)%	2%	(3)%	(5)%	-	(5)%
Japan	(4)%	9%	(13)%	(5)%	8%	(13)%
Other Asia-Pacific	6%	(8)%	14%	(3)%	(12)%	9%
Europe	(4)%	(17)%	13%	(6)%	(21)%	15%
Comparable Store Sales:
Worldwide	(17)%	(1)%	(16)%	(20)%	(2)%	(18)%
Americas	(26)%	(1)%	(25)%	(30)%	(1)%	(29)%
U.S.	(27)%	-	(27)%	(30)%	-	(30)%
Asia-Pacific	(2)%	2%	(4)%	(6)%	1%	(7)%
Japan	(1)%	10%	(11)%	(4)%	8%	(12)%
Other Asia-Pacific	(3)%	(8)%	5%	(10)%	(10)%	-
Europe	(10)%	(15)%	5%	(14)%	(18)%	4%

TIFFANY & CO. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited, in thousands, except per share amounts)

                                                                                            Three Months Ended July 31,      Six Months Ended July 31,

	2009	2008	2009	2008
Net sales	$612,493	$729,634	$1,130,108	$1,395,114

Cost of sales	275,041	307,758	503,437	593,220

Gross profit	337,452	421,876	626,671	801,894

Selling, general and administrative expenses	247,898	287,547	477,603	560,879

Earnings from continuing operations	89,554	134,329	149,068	241,015

Interest and other expenses, net	12,132	3,340	24,572	4,845

Earnings from continuing operations before income taxes	77,422	130,989	124,496	236,170

Provision for income taxes	20,705	48,349	40,336	86,984

Net earnings from continuing operations	56,717	82,640	84,160	149,186

Net earnings (loss) from discontinued operations	59	(1,870)	(3,043)	(4,026)

Net earnings	$56,776	$80,770	$81,117	$145,160

Net earnings from continuing operations per share:

Basic	$0.46	$0.66	$0.68	$1.18
Diluted	$0.46	$0.64	$0.68	$1.16

Net earnings per share:

Basic	$0.46	$0.64	$0.65	$1.15
Diluted	$0.46	$0.63	$0.65	$1.13

Weighted-average number of common shares:

Basic	124,081	125,714	124,041	126,086
Diluted	124,523	128,177	124,343	128,451

TIFFANY & CO. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	July 31,	January 31,	July 31,
	2009	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$333,603	$160,445	$152,156
Accounts receivable, net	140,025	164,447	181,109
Inventories, net	1,538,514	1,601,236	1,511,921
Deferred income taxes	12,303	13,640	30,774
Prepaid expenses and other current assets	99,473	108,966	69,484

Total current assets	2,123,918	2,048,734	1,945,444

Property, plant and equipment, net	707,176	741,048	745,304
Other assets, net	314,375	312,501	341,928

	$3,145,469	$3,102,283	$3,032,676

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$40,754	$242,966	$240,535
Current portion of long-term debt	-	40,426	104,560
Accounts payable and accrued liabilities	155,659	223,566	189,714
Income taxes payable	18,245	27,653	14,956
Merchandise and other customer credits	64,607	67,311	67,816

Total current liabilities	279,265	601,922	617,581

Long-term debt	710,994	425,412	294,096
Pension/postretirement benefit obligations	209,158	200,603	83,390
Other long-term liabilities	142,945	152,334	142,063
Deferred gains on sale-leasebacks	129,665	133,641	139,438
Stockholders' equity	1,673,442	1,588,371	1,756,108

	$3,145,469	$3,102,283	$3,032,676